EXHIBIT 10.2

                           MEMORANDUM OF UNDERSTANDING


     This Memorandum of Understanding is entered as of this 15th day of February, 2005, among Union Acceptance Corporation ("UAC"), White River Capital, Inc. ("Buyer") and the Plan Committee (the "Committee") established under the Second Amended and Restated Plan of Reorganization ("Plan of Reorganization") of UAC confirmed in UAC's Chapter 11 proceeding in the United States Bankruptcy Court, Southern District of Indiana, Indianapolis Division, Case No. 02-19231-BHL-11 (the "Bankruptcy Case").

                                     RECITAL

     The parties have developed a plan to work toward resolution of major aspects of the Plan of Reorganization and the Bankruptcy Case as it relates to certain creditors and have agreed to proceed as set forth in this Memorandum.

The parties agree as follows:

     1. Proposed Buyout of Notes. Subject to the conditions described below, Buyer will offer to purchase, and the holders of UAC's Senior Restructured Notes ("Senior Notes") and Subordinated Restructured Notes ("Subordinated Notes") and Accrual Notes (collectively with the Senior Notes and Subordinated Notes, the "Notes") are being asked to agree to sell to Buyer, their outstanding UAC Notes, as follows (the "Note Buyout"). In connection with the Note Buyout, the holders of the Notes that are tendering ("Tendering Holders") their Notes to Buyer (the "Tender") will be executing and delivering an Agreement to Tender (the "Tender Agreement"). The terms of the Tender include the following:

          (a) Holders of UAC Senior Notes would sell their Senior Notes and related Accrual Notes to Buyer in exchange for a cash payment at closing of the Note Buyout equal to 100% of the principal balance of the Senior Notes as at the Buyout Date (as defined in the Tender Agreement), plus accrued interest on the Senior Notes as of the Buyout Date ("Senior Note Cash Consideration"). No further consideration will be paid for the Accrual Notes.

          (b) Holders of UAC Subordinated Notes would sell their Subordinated Notes and related Accrual Notes to Buyer in exchange for a cash payment at closing of the Note Buyout equal to 13% of the principal balance of the Subordinated Notes at the date hereof, less any amount distributed in cash by UAC to Tendering Holders of Subordinated Notes prior to the Buyout Date ("Subordinated Note Cash Consideration"), plus the applicable portion of Additional Consideration (as defined in paragraph (c) below), if any. No further consideration will be paid for the Accrual Notes.

          (c) In addition to amounts paid pursuant to paragraph (b), Buyer agrees to pay the following amounts as additional consideration ("Additional Consideration") to former holders of Subordinated Notes to the extent such amounts become available and in the manner provided below. For the avoidance of doubt, the parties are agreeing that Tendering Holders of Subordinated Notes shall be entitled to receive as additional consideration the benefit of a possible tax refund with respect to taxes paid by UAC in 2000 (defined below as the 2000 Tax Refund) as though such Holders had not Tendered their Notes and a defined portion of any recovery from the current servicer of UAC receivables portfolios (defined below as the Class 4 SST Recovery Amount), provided, however, that the 2000 Tax Refund and Class 4 SST Recovery Amount shall be shared ratably with certain other former or current UAC creditors (other than Buyer), as further described in this Section 1, Section 2 and Section 7, below.

               (i) If, subsequent to the Note Buyout, federal legislation is enacted before February 1, 2007 that would allow UAC to carry back its net operating losses for federal income tax purposes ("NOLs") incurred in 2003 against federal income tax it paid in 2000, UAC agrees to take advantage of such legislation, inter alia, by filing and pursuing a refund claim for 2000 based on a carryback of all available 2003 NOLs and by amending tax returns for intervening years, if necessary, and as permitted by law, to apply its NOLs for carryback to 2000. If UAC receives a refund of federal income tax paid in 2000 (including any interest received thereon, together the "2000 Tax Refund") by virtue of the carry back of federal income tax losses it reported for 2003, then within 45 days after receipt of the 2000 Tax Refund, UAC shall (and Buyer shall cause UAC to) remit to Tendering Holders of Subordinated Notes the portion of the 2000 Tax Refund to which the Tendering Holders of Subordinated Notes would have been entitled had they not Tendered their Notes. Such portion shall be paid to Tendering Holders of Subordinated Notes as though they continued to hold such Notes. Buyer agrees that, notwithstanding its purchase of the Subordinated Notes, it waives its right to any portion of the 2000 Tax Refund, all of which shall be paid ratably to Tendering Holders of Subordinated Notes, former UAC creditors of Class 2A who have sold their claims to Buyer as contemplated in Section 2(a) and creditors of UAC that are not selling their Notes or claims to Buyer.

               (ii) If UAC recovers on claims against Systems & Services Technologies, Inc. ("SST") or its parent JPMorgan Chase Bank ("JPM"), within 45 days after such recovery UAC or Buyer shall determine the Class 4 SST Recovery Amount (defined in subparagraph (iii)(A) below) and UAC shall (and Buyer shall cause UAC) to remit the Class 4 SST Recovery Amount to Tendering Holders of the Subordinated Notes as a part of the Additional Consideration, pursuant to subparagraph
          (iii)(B) below. Buyer agrees that, notwithstanding its purchase of the Subordinated Notes, it waives its right to the Class 4 SST Recovery Amount, all of which shall be paid ratably to Tendering Holders of Subordinated Notes. As a holder of purchased Notes, Buyer shall be entitled to receive the ratable portion of any Net Recovery required to be distributed in respect of such purchased Notes under the Plan but not the Class 4 SST Recovery Amount.

               (iii) (A) "Net Recovery" means the gross amount actually received in cash by UAC in respect of claims against SST and JPM less reasonable attorneys' fees and expenses of counsel for UAC and counsel for the Plan Committee as well as other expenses of UAC, in each case, directly and exclusively related to such claims. The "Tendered Class 4 Claim Percentage" is a percentage determined by dividing (i) the sum of outstanding principal amount of Subordinated Notes Tendered and sold to Buyer on the Buyout Date, by (ii) the total outstanding principal amount of all Subordinated Notes on the Buyout Date. "Class 4 SST Recovery Amount" means: (I) that portion of the Net Recovery that would be required to be distributed to all then current holders of Notes pursuant to the Plan of Reorganization, multiplied by (II) the Tendered Class 4 Claim Percentage, multiplied by (III) 27.5%.

               (B) UAC shall distribute a ratable portion of the Class 4 SST Recovery Amount to former holders of the Subordinated Notes that have been purchased by Buyer. Each such former holder of Subordinated Notes would be entitled that portion of the Class 4 SST Recovery Amount represented by a fraction the numerator of which is the principal balance of the former Subordinated Noteholder's Subordinated Notes sold to Buyer in the Note Buyout, and the denominator of which is aggregate principal balance of all of the Subordinated Notes purchased by Buyer in the Note Buyout.

               (iv) The parties agree to cooperate in seeking to prevent any recovery from SST or JPM from being paid to securitization trusts or the Master Trust Account. However, to the extent those efforts are unsuccessful, such recovery shall be deemed received by UAC only when and to the extent actually paid to UAC Securitization Corporation as incremental residual proceeds, as determined by UAC in its reasonable discretion. The parties agree to work toward a recovery that is an immediate cash payment that will be distributed to the former holders of Restructured Subordinated Notes within 10 business days of receipt. Should any recoveries of Additional Consideration be received by UAC from SST or JPM prior to the Buyout Date, UAC will hold such amounts otherwise distributable to Subordinated Noteholders who have agreed to tender their Notes pending the Note Buyout, for distribution as provided in this Memorandum at the closing of the Note Buyout or promptly after the Termination Date. Whether to pursue claims against SST or JPM and the timing and strategy of any such action remains in the sole discretion and control of UAC. The Committee will support and cooperate with UAC in all such matters.

          (d) Buyer intends to require holders of Notes to agree in advance to tender their Notes pursuant to a Tender Agreement. Buyer will provide the Tender Agreement in an appropriate form for Senior and Subordinated Notes to holders of the Notes promptly after execution of this Memorandum.
     Holders of Notes will be given a period of 7 days in which to return executed Tender Agreements to Buyer. The Tender Agreements will be binding on the holder of the Notes; provided, that the holder will be released if the Note Buyout does not occur before the Termination Date (as defined below). The Tender Agreements will permit transfer of the Notes subject to tender before the Note Buyout; provided that any transferee agrees to be bound by the Tender Agreement. The Tender Agreements will otherwise be in substantially the form


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

     previously provided by Buyer and approved by counsel for the Committee. The Tender Agreements will provide that title to the Senior, Subordinated and related Accrual Notes will pass to Buyer, upon payment of the Senior Note Cash Consideration or Subordinated Note Cash Consideration, as applicable.

          (e) Buyer agrees that it will not purchase Notes, or permit or suffer the purchase of Notes by any Buyer affiliate, that are not tendered in the Note Buyout for consideration that exceeds the ratable amount being paid to Tendering Holders of the same class of Notes (a "Subsequent Purchase") unless at the same time Buyer provides Tendering Holders of the same class of Notes with supplemental consideration that provides to the Tendering Holders an aggregate recovery value that is ratably equal to the consideration being paid in the Subsequent Purchase.

     2. General Unsecured Claims. If there is a Note Buyout, Buyer and UAC agree
to  address   outstanding   allowed  claims  in  Class  2A  under  the  Plan  of
Reorganization as follows:

          (a) Unless all holders of Notes have sold their Notes to Buyer in the Note Buyout, then within 15 business days following the closing of the Note Buyout, Buyer will offer to purchase the allowed claims in Class 2A in exchange for payment, upon delivery of a duly executed instrument of assignment, in cash of an amount equal to the amount that would be distributed under the Plan of Reorganization to the tendering Class 2A holder, if UAC had made a distribution on the closing date of the Note Buyout in the amount necessary to pay holders of Senior Notes 100% of their outstanding principal balance, plus accrued interest as of such date, and holders of Subordinated Notes 13% of their outstanding principal balance. Such offer will remain outstanding for at least 60 days. Holders of Class 2A allowed claims that sell their claims pursuant to such offer shall be entitled to no further payment except that they shall be entitled to receive (to the extent not previously distributed) a ratable portion of the 2000 Tax Refund (if any) as though they had not sold their claims and a ratable portion of the Class 2A SST Recovery Amount (if any), as more specifically described in Section 1(c)(i) and the following subparagraph
     (b), respectively.

          (b) If,  after  Buyer's  purchase of Class 2A claims  contemplated  in
     Section 2(a), UAC recovers on claims against SST or JPM within 45 days after such recovery, UAC or Buyer shall determine the Class 2A SST Recovery Amount (defined in subparagraph 2(b)(i) below) and UAC shall (and Buyer shall cause UAC) to remit the Class 2A SST Recovery Amount to former holders of Class 2A claims who have sold their claims to Buyer pursuant to subparagraph 2(b)(ii) below. Buyer agrees that, notwithstanding its purchase of the Class 2A claims, it waives its right to the Class 2A SST Recovery Amount, all of which shall be paid ratably to former holders of Class 2A claims who have sold their claims to Buyer. As a holder of such purchased Class 2A claims, Buyer shall be entitled to receive the ratable portion of any Net Recovery required to be distributed in respect of such purchased Class 2A claims under the Plan but not the Class 2A SST Recovery Amount.

               (i) The "Tendered Class 2A Claim Percentage" is a percentage determined by dividing (i) the sum of the outstanding amount of all allowed


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

          claims in Class 2A purchased by Buyer pursuant to Section 2(a) hereof on the closing date of the purchase offer described in Section 2(a) by
          (ii) the total outstanding amount of all allowed claims in Class 2A as of such date. "Class 2A SST Recovery Amount" means: (I) that portion of the Net Recovery that would be required to be distributed to all then current holders of Class 2A claims pursuant to the Plan of Reorganization (if no Senior Notes were then outstanding), multiplied by (II) the Tendered Class 2A Claim Percentage, multiplied by (III) 27.5%.

               (ii) UAC shall distribute a ratable portion of the Class 2A SST Recovery Amount to former holders of the Class 2A allowed claims that have been purchased by Buyer. Each such former holder of Class 2A allowed claims would be entitled to that portion of the Class 2A SST Recovery Amount represented by a fraction of the numerator of which is the allowed claims in Class 2A sold to Buyer by such holder, and the denominator of which is the aggregate of all of the Class 2A allowed claims purchased by Buyer under Section 2(a).

          (c) If all holders of Notes have sold their Notes to Buyer in the Note Buyout, then subparagraphs (a) and (b), above, will not apply, and, instead, as promptly as practicable following the Note Buyout, UAC shall pay (and, to the extent necessary, Buyer shall advance funds to UAC in order to pay) remaining outstanding allowed claims in Class 2A in full, in order to resolve the Plan of Reorganization and close the Bankruptcy Case.

     3. Other Claims. The Committee shall obtain the agreement of Raymond James to sell its claim under the Plan of Reorganization to Buyer for not more than $75,000, less any amount distributed to Raymond James after the date hereof and prior to such purchase. UAC shall obtain written confirmation from Deloitte & Touche that it has released its allowed claim under the Plan of Reorganization.

     4. Conditions to Closing. The Committee acknowledges that UAC has insufficient assets to effect the Note Buyout and the Note Buyout cannot be effected unless Buyer and UAC first effectuate a series of transactions that involve a reorganization and equity capitalization on terms that have been outlined in detail by Buyer for the Committee (the "Recapitalization"). The following are conditions precedent to Buyer's obligation to effect the Note Buyout (any of which may be waived by Buyer in whole or in part):

          (a) Holders of Notes in amounts deemed sufficient by Buyer in its sole discretion shall have executed and delivered tender agreements and tendered their Notes for purchase in the Buyout, it being understood and agreed that this condition shall be deemed to be satisfied if Tendering Holders represent 100% of the outstanding Senior Notes and related Accrual Notes and at least 80% of the outstanding Subordinated Notes and related Accrual Notes.

          (b) The Recapitalization shall have been consummated.

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

          (c) The Committee shall have adopted and delivered to Buyer and UAC a certificate confirming its unanimous adoption of the stipulation and undertaking set forth on Annex A.

     5. Incentive Payments to Prevent Delay.

          (a) Buyer shall pay the following incremental amounts for distribution to the holders of outstanding allowed claims under the Plan, based on claims outstanding immediately prior to the Buyout, as directed by the Plan
     Committee:

               (i) $125,000, only if a registration statement providing for the Recapitalization (the "Registration Statement") has not been filed with the Securities and Exchange Commission on or before February 28, 2005; and

               (ii) $250,000, only if the Buyout Date has not occurred on or before June 30, 2005.

     Such payments shall be made only on the Buyout Date from proceeds of the Recapitalization.

          (b) If the Registration Statement has not been filed on or before April 15, 2005, but prior to such date valid tender agreements in the form required by this Memorandum have been delivered to Buyer with respect to a majority in outstanding principal amount of the Senior Notes and Subordinated Notes (and related Accrual Notes), then Buyer shall pay to UAC on such date an amount equal to $250,000 ("Abandonment Fee"), which UAC shall make available for distribution to the holders of outstanding allowed claims under the Plan, based on claims outstanding on April 15, 2005, as directed by the Plan Committee. By executing this Memorandum, Castle Creek Capital, L.L.C. agrees to pay the Abandonment Fee to UAC for the benefit of holders of outstanding allowed claims on behalf of Buyer, but shall not otherwise be deemed a party to this agreement.

     6. Termination. This Memorandum shall terminate (a) on April 15, 2005, if the Registration Statement has not been filed on or before such date; and (b) on August 15, 2005, if the Buyout Date has not occurred on or before such date (in either case, the "Termination Date"); provided, that if the Termination Date occurs under clause (a), the Abandonment Fee shall remain due and payable as provided in Section 5(b).

     7. Plan Compliance and Preservation of Unaffected Claims. The parties intend that nothing in either this Memorandum or the transactions contemplated hereby do not conflict with the Plan of Reorganization. Moreover, to the extent that this Memorandum could be construed as being inconsistent with the Plan of Reorganization, this Memorandum shall be interpreted or modified so as to be consistent with the Plan of Reorganization. UAC will continue to comply with the Plan of Reorganization. UAC shall continue to make Interim Distributions as required under the Plan of Reorganization. Nothing in this Memorandum shall be deemed to modify the rights of holders of allowed claims under UAC's Plan of Reorganization whose Notes are not being Tendered or whose claims are not sold or compromised by the holder thereof as contemplated herein to receive their allocable portion of Interim Distributions required to be made under the Plan, including their allocable portion of any 2000 Tax Refund or Net Recovery (as defined above), should any be received by UAC.

     8. Committee Dissolution; Case Closure. If the Note Buyout occurs and all Notes are acquired in the Buyout, in the event that all allowed claims in Class 2A are paid in full or purchased by Buyer, at such time as UAC may request,

          (a) the parties will seek a Bankruptcy Court order closing the Bankruptcy Case effective as promptly as practicable, except that the court will retain jurisdiction as to (i) the distribution of the 2000 Tax Refund (if any) as required in this Memorandum, (ii) the distribution of the Class 4 SST Recovery Amount, if any, to the extent required by this Memorandum, and (iii) other continuing matters as reasonably determined by UAC; and

          (b) the Committee shall (i) appoint UAC as Creditor Representative under all continuing agreements (notably, agreements related to the April 17, 2003 servicing transfer transaction) or effect other appropriate modification of such agreements to eliminate the Creditor Representative as a Party, and (ii) dissolve the Committee.

     9. Other Agreements. While this Memorandum remains in effect, and, if the Note Buyout occurs, until the order contemplated in Section 8(a) is entered, UAC will:

               (i) maintain current operating reserve levels except to the extent necessary to fund budgeted expenses for operations after application of incoming cash;

               (ii) continue monthly reports to the Committee of the same character as currently being provided and including monthly cash/expense status reports (previously provided prior to anticipated distributions); and

               (iii) consult with Committee before incurring extraordinary non-budgeted expenses and will not incur Recapitalization transaction expenses (including legal, accounting, etc.) nor reimburse other entities for same.

     10. Committee. By executing this Memorandum on behalf of the Committee, Bingham McCutchen LLP ("Bingham") is confirming that the Committee has adopted a resolution agreeing to this Memorandum and authorized and directed Bingham to execute this Memorandum on behalf of the Committee. For the avoidance of doubt, Bingham is executing this Memorandum exclusively as an accommodation to the other parties and as agent on behalf of the Committee and not in any way on its own behalf or partnership capacity. Copies of all notices, reports or other correspondence sent to any party hereto pursuant to this Memorandum shall also be sent to the Plan Committee c/o Peter D. Schellie, Esq., Bingham McCutchen LLP, 1120 20th Street, NW, Suite 800, Washington, DC 20036, or to such other address as the Committee may designate from time to time in a written notice to each of the parties hereto.

     11. Amendment. This Agreement may only be amended or otherwise modified by a written agreement executed by the parties hereto other than Castle Creek Capital LLC. Written agreement of Castle Creek Capital LLC shall be required for any modification of the provisions related to the Abandonment Fee.

     12. Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Memorandum without the prior written consent of the other parties. Subject to the preceding sentence, this Memorandum will apply to, and shall be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Memorandum will be construed to give any Person other than the parties to this agreement any legal or equitable right, remedy or claim under or with respect to this agreement or any provision of this Memorandum, except such rights as shall inure to a successor or permitted assignee and except as provided in the Tender Agreement. Noteholders shall have only such rights as may be provided in written Tender Agreements with Buyer, as contemplated herein (which agreements may refer to provisions of this Memorandum to determine certain rights, obligations or conditions under such Tender Agreements). By virtue of this Memorandum or the Tender Agreements, neither Buyer nor Castle Creek shall be deemed to have assumed, guaranteed or agreed to pay or become subject to any allowed claim against UAC.

     13. Construction. The headings of sections in this Memorandum are provided for convenience only and will not affect its construction or interpretation.

     14. Governing Law This agreement will be governed by and construed under the laws of the State of Indiana without regard to conflicts-of-laws principles that would require the application of any other law.

     15. Execution of Agreement. This agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this agreement as to the parties and may be used in lieu of the original agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

     IN  WITNESS   WHEREOF,   the  parties  have  executed  this  Memorandum  of
Understanding as of the date first written above.

                                            BUYER:

                                            WHITE RIVER CAPITAL, INC.


                                            By: /s/ Mark R. Ruh
                                               ---------------------------------
                                            Printed:  Mark R. Ruh
                                                      --------------------------
                                            Title:    President & CFO
                                                    ----------------------------


                                            UAC:

                                            UNION ACCEPTANCE CORPORATION


                                            By:  /s/ Mark R. Ruh
                                               ---------------------------------
                                            Printed:  Mark R. Ruh
                                                      --------------------------
                                            Title:     President & CFO
                                                    ----------------------------



                                            COMMITTEE:

                        PLAN COMMITTEE ESTABLISHED IN THE
                                                  SECOND AMENDED AND RESTATED
                                                  PLAN OF REORGANIZATION
                         OF UNION ACCEPTANCE CORPORATION
                                            By:  Bingham McCutchen LLP

                                            By: /s/ Peter Schellie
                                               ---------------------------------



ACKNOWLEDGED AND AGREED
ONLY AS TO SECTION 5(b):

CASTLE CREEK CAPITAL LLC

By:  /s/ John Eggemeyer
   -----------------------------------------

Its: President
    ----------------------------------------

                                                                         Annex A

                            STIPULATION AND AGREEMENT


     In consideration of the undertakings of White River Capital, Inc. ("Buyer") and Union Acceptance Corporation ("UAC") set forth in the Memorandum of Understanding dated February 15, 2005, effective upon closing of the Note Buyout (as defined therein), the Plan Committee hereby confirms that the Plan of Reorganization does not provide to the creditors the benefit of UAC's consolidated net operating losses for income tax purposes ("NOLs") except for UAC income tax refunds for periods ending on or prior to the Plan of Reorganization's effective date; and agrees not to contest UAC's or Buyer's use of UAC's consolidated NOLs nor assert any benefit to creditors of UAC resulting from such use, except in the case of UAC's and Buyer's obligations under Section 1(c)(i) of the Memorandum of Understanding with respect to potential availability of the 2000 Tax Refund.